EXHIBIT 99.1

For additional information contact:
Tim Conley Chief Financial Officer Valicert, Inc. (650) 567-5400	Charles Messman/Todd Kehrli Investor Relations MKR Group, LLC (212) 308-4557/ (626) 395-9500

VALICERT REPORTS FIRST QUARTER RESULTS

Mountain View, Calif.—April 21, 2003—Valicert, Inc. (Nasdaq: VLCT), a leading provider of secure Internet communications and identity validation software for file transfer, financial messaging and business process integration, today announced financial results for the first quarter ended March 31, 2003. Total revenues for the quarter were $2.8 million, in line with the Company’s projections, and represented an 8% decrease from revenues of $3.1 million reported for the fourth quarter of 2002.

The pro forma loss for the quarter ended March 31, 2003, excluding stock compensation and expenses related to the proposed merger with Tumbleweed Communications, was $1.1 million, or $0.04 per pro forma share. This is consistent with the Company’s projections and represents an improvement of more than 40% from the pro forma loss of $1.9 million, or $0.08 per pro forma share, in the fourth quarter. The net loss for the quarter ended March 31, 2003, including expenses related to stock compensation and the proposed merger, was $1.9 million, or $0.08 per share, as compared to a net loss of $2.2 million or $0.09 per share in the fourth quarter of 2002.

“Although revenues were down slightly from the fourth quarter due to extended sales cycles, I am pleased with our start in the second quarter,” said John Vigouroux, president and chief executive officer of Valicert. “We already have $2.0 million in revenue completed, including a significant win with the U.S. Navy, and are projecting revenues of $2.8 million to $3.8 million for the second quarter, an increase over our projections for the past two quarters. Further, I am pleased with progress in the first quarter toward achieving our profitability goal with improvements in gross margin percentage, operating expenses, operating loss and cash burn rate. We remain cautiously optimistic about reaching operating profitability in the second quarter at $3.8 million in projected revenues. Our focus on securing communications for the financial value chain is yielding positive results. Our flagship software product, Secure Transport, accounted for more than 70% of software license revenues during the first quarter, and has increased by more than 200% from the revenue level achieved just three quarters ago. We added 12 new customers during the quarter and did follow-on business with more than 40 existing customers. We believe this momentum is significant and is evidence that our business strategy of focused resources on SecureTransport is correct.”

QUARTERLY HIGHLIGHTS:

Merger With Tumbleweed Communications Corp.

On February 18, 2003, Valicert announced a definitive agreement to merge with Tumbleweed Communications. Pending shareholder and regulatory approvals, Tumbleweed will acquire all of the outstanding shares of Valicert in a stock-for-stock transaction. “We are excited to join forces with Tumbleweed,” said John Vigouroux. “Having established ourselves as a premier provider of secure data transfer and certificate validation, merging with Tumbleweed will bring an even more robust set of solutions to our mutual customers. Our complementary offerings serve a similar customer set in the Finance, Healthcare, and Government sectors. Our customers, partners, employees and shareholders will all benefit from the stability that will come from the stronger financial position we expect from our combined company. We are beginning our integration planning for our pending merger with Tumbleweed Communications. Both companies are confident that the merger will be completed in a timely fashion, and that we can jointly create a profitable business with good prospects for growth,” said Vigouroux.

Jeff Smith, Chairman and CEO of Tumbleweed Communications, added, “Everyone at Tumbleweed is excited about the prospects for the merged company. We are working diligently to ensure that the merger is completed and integrated in a timely and cost-effective fashion. We currently expect the merger to close in the second or third quarter of 2003.”

Products/Solutions

In the first quarter, Valicert released Version 4.1 of its Secure Transport Enterprise Edition software product. This release now supports hardware signing modules for protecting encryption keys and accelerating digital signing of files. Protection of encryption keys is becoming an important requirement for some of Valicert’s key customers in the financial services industry. The primary drivers for this are increasingly strict security regulations and tougher internal security policies.

Also in the first quarter, Valicert announced availability of its SecureTransport client for the IBM OS/400 operating system. OS/400 is a widely used platform in mid-to-large sized corporations around the world. SecureTransport for OS/400 is written entirely in the Java programming language. Being written in Java makes supporting important platforms such as OS/400 more cost effective for Valicert, and will help expand the company’s addressable enterprise software market into the mid-market.

Partners

Valicert also made progress with our partnership program by signing a reseller agreement with Momentum Systems, a leading provider of data communications software for business-to-business file transfer. Momentum has particular strength in legacy communications environments. Under this agreement, Valicert will sell Momentum Systems’ Intelligent Network Gateway packaged with Valicert SecureTransport software, with both parties continuing to support their respective products. The agreement was finalized after successful deployment of the packaged solution at one of the top ten largest banks in the United States last quarter. Regarding this new relationship, David Jevans, Senior Vice President of Marketing at Valicert, remarked, “Corporations and financial institutions are demanding secure communications products that can manage a multitude of network protocols within a single enterprise solution. With Momentum Systems’ Gateway software, we are able to offer an even more competitive and comprehensive suite of solutions to enterprises wishing to automate critical business processes over the Internet and within their internal networks.”

During the quarter, Valicert also announced a new partnership with Protect Data AS, Norway, a leading provider of IT security solutions. Protect Data has joined the Valicert partner program in order to offer value-added security solutions to the Norwegian bank and finance market. Protect Data is the market leader in its business area in the Nordic region and has subsidiaries in Sweden, Norway, Finland, Denmark, the United Kingdom and the USA.

Customer Wins

Included among the new customers that Valicert signed in the first quarter are the nation’s leading pharmacy benefits management company, a California health management organization, two of the largest information technology services companies in the US, one of the largest telecommunications companies in the US, one state government agency, and a number of smaller financial institutions and payment services companies.

Corporate Conference Call

Valicert management will host a conference call on Monday, April 21st at approximately 4:30 p.m. EDT (1:30 p.m. PDT) to review first quarter financial results. The call can be accessed by dialing (877) 511-4819 and giving the conference name, “Valicert.” John Vigouroux, president and chief executive officer, and Tim Conley, chief financial officer, will be on-line to discuss these results and other corporate events, followed by a Q&A session. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The conference call will also be available over the Internet at http://www.valicert.com in the Investor section of the site. A replay of the conference call will also be available commencing two hours after the call and for the following two business days by dialing (800) 642-1687 and entering the following reservation number: 9592016. Also, a replay of the conference call will be available over the Internet at http://www.valicert.com in the Investor section of the site.

About Valicert

Valicert develops and licenses secure Internet communications and identity validation software for file transfer, financial messaging, and business process integration. Valicert’s customers enjoy significant cost savings and efficiencies by migrating from private networks and paper-based processes to the Internet.

Valicert has technology and marketing alliances with a range of security, e-Commerce, systems integrators and application specific companies. With its products and services available through a worldwide direct sales force, resellers and global affiliate network, Valicert is headquartered in Mountain View, California and has operations throughout the Americas, Europe and Asia. More information about Valicert is available on the World Wide Web at www.Valicert.com. Valicert is a trademark of Valicert, Inc.

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Valicert, Valicert Validator Toolkit, Valicert Validator Suite, Valicert SecureTransport, Valicert Data Integration Suite for SecureTransport are trademarks of Valicert, Inc. All other product and brand names are trademarks or registered trademarks of their respective owners.

Except for historical information, this press release includes forward-looking statements relating to future operations, including the Company’s pending merger with Tumbleweed, and demand for the Company’s products. These forward-looking statements, denoted by words such as “believes,” “expects” and other similar phrases, involve risks and uncertainties, including, but not limited to, the market’s acceptance of the Company’s products, the Company’s products and development efforts, continued success of certain strategies, the significance of specific relationships to the Company’s future success, as well as risks as detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from management expectations. These and other risk factors are contained in periodic reports filed with the SEC, including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 17, 2003. Valicert assumes no obligation, and expressly disclaims any obligation, to update the forward-looking statements in this press release whether as a result of new information, future events or otherwise.

Valicert, Inc.

Pro Forma Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues:
Software license	$1,708	$1,140
Subscription fees and other services	1,119	2,063

Total revenues	2,827	3,203

Cost of revenues:
Software license	—	253
Subscription fees and other services	196	1,044

Total cost of revenues	196	1,297

Gross profit	2,631	1,906

Operating expenses:
Research and development	1,060	2,338
Sales and marketing	1,948	3,415
General and administrative	682	1,256

Total operating expenses	3,690	7,009

Operating loss	(1,059)	(5,103)

Interest and other income (expense), net	(51)	(174)

Loss from continuing operations prior to merger related expenses, stock compensation, amortization of intangibles and restructuring and impairment charges	(1,110)	(5,277)

Loss from discontinued operations	—	(101)

Loss prior to merger related expenses, stock compensation, amortization of intangibles and restructuring and impairment charges	(1,110)	(5,378)

Merger related expenses	562	—
Stock compensation	253	429
Amortization of intangibles	—	153
Restructuring and impairment charges	—	4,736

Net loss	$(1,925)	$(10,696)

Pro forma diluted net loss per share	$(0.04)	$(0.21)

Shares used in pro forma diluted net loss per share	25,875	25,522

Note:	The pro forma fully diluted net loss per share is calculated based on the loss prior to merger related expenses, stock compensation, amortization of intangibles and restructuring and impairment charges. In addition, pro forma share information assumes the exercise of stock options and warrants under the treasury stock method.

Valicert, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues:
Software license	$1,708	$1,140
Subscription fees and other services	1,119	2,063

Total revenues	2,827	3,203

Cost of revenues:
Software license	—	253
Subscription fees and other services	196	1,044

Total cost of revenues	196	1,297

Gross profit	2,631	1,906

Operating expenses:
Research and development	1,060	2,338
Sales and marketing	1,948	3,415
General and administrative	682	1,256
Merger related expenses	562	—
Amortization of intangible assets	—	153
Stock compensation	253	429
Restructuring and impairment charges	—	4,736

Total operating expenses	4,505	12,327

Operating loss	(1,874)	(10,421)

Interest and other income (expense), net	(51)	(174)

Loss from continuing operations	(1,925)	(10,595)

Loss from discontinued operations	—	(101)

Net loss	(1,925)	(10,696)

Other comprehensive loss:
Unrealized loss on short-term investments	—	(53)

Comprehensive loss	$(1,925)	$(10,749)

Loss per share, basic and diluted:
Loss from continuing operations	$(0.08)	$(0.42)
Loss from discontinued operations	—	(0.01)

Net loss	$(0.08)	$(0.43)

Shares used in computation of basic and diluted net loss per share	25,224	25,098

Valicert, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2003	December 31, 2002

ASSETS
Current assets:
Cash, cash equivalents and short term investments	$2,323	$3,130
Accounts receivable, net	2,337	3,155
Prepaid expenses and other current assets	268	394

Total current assets	4,928	6,679

Property and equipment, net	1,206	1,497
Goodwill and other intangible assets, net	7,496	7,496
Other assets	255	519

Total assets	$13,885	$16,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,586	$3,067
Deferred revenue	2,758	2,483
Short term notes and current portion of long-term obligations	981	1,253

Total current liabilities	6,325	6,803

Long term liabilities	210	350

Total liabilities	6,535	7,153

Stockholders’ equity:
Common stock and additional paid-in capital	106,317	106,317
Deferred stock compensation	(756)	(1,053)
Notes receivable from stockholders	—	—
Accumulated other comprehensive income	—	—
Accumulated deficit	(98,211)	(96,286)

Total stockholders’ equity	7,350	9,038

Total liabilities and stockholders’ equity	$13,885	$16,191